MAXIM GROUP

March 12, 2010

Mr. Zhang Hui
Chief Executive Officer
Beijing Tsingda Century Investment Consultant of Education Co. Ltd. (“北京清大世纪教育投资顾问有限公司”)
7F, Capital Development Tower,
No. 2, Haidian North 1st Street,
Haidian District, Beijing, China 10008

RE: Private Placement of Securities

Dear Mr. Hui:

This letter confirms our agreement that Beijing Tsingda Century Investment Consultant of Education Co. Ltd. (“北京清大世纪教育投资顾问有限公司” or “Tsingda” or the "**Company**") has engaged Maxim Group LLC (together with its affiliates and subsidiaries, “**Maxim**” or the “**Placement Agent**”) to act as the Company’s exclusive Placement Agent in connection with the proposed private placement (the “**Offering**”) of equity, equity-linked or convertible securities (the “**Securities**”) of the Company. The terms of the Securities and the gross proceeds of such Offering will be substantially in the form to be negotiated between the Placement Agent and the Company with one or more accredited investors (described below). The gross proceeds of the Offering will be up to $15,000,000 (USD). Moreover, either subsequent to or simultaneous to the Offering, the Company is anticipated to enter into a proposed transaction (the “**Transaction**”) with a shell vehicle and Maxim is expected to provide assistance to the Company in structuring the Transaction. As used in this Agreement, the term “**Transaction**” shall mean, whether effected directly or indirectly or in one transaction or a series of transactions the Company entering into a merger, consolidation, reorganization, or other business combination with a shell vehicle.

Upon acceptance, (indicated by your signature below), this letter agreement (the “**Agreement**”) will confirm the terms of the engagement between the Placement Agent and the Company.

1. **Appointment**.

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering. As Placement Agent for the Offering, Maxim will advise and assist the Company in identifying and assisting the Company in issuing the Securities to, one or more accredited Investors (“**Investors**”) in the Offering. The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable efforts” in connection with the Offering and that this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities or introduce the Company to Investors. Maxim will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent in its sole and absolute discretion.

or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or the Company generally; and (v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the course of the engagement.

(c) Until the date that is one year from the date hereof, Maxim will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, Maxim independently of the Company and without breach of any of Maxim' agreements with the Company; (ii) Maxim may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Maxim, (ii) was known or became known by Maxim prior to the Company's disclosure thereof to Maxim, (iii) becomes known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by Maxim or (vi) is required to be disclosed by Maxim or its officers, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

(d) The Company recognizes that in order for Maxim to perform properly its obligations in a professional manner, the Company will keep Maxim informed of and, to the extent practicable, permit Maxim to participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of Maxim' engagement. If at any time during the course of Maxim's engagement, the Company becomes aware of any material change in any of the information previously furnished to Maxim, it will promptly advise Maxim of the change.

3. **Compensation.** As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to pay Placement Agent the following fees in consideration of the services rendered by the Placement Agent in connection with the Offering and Transaction:

(a) The Company agrees to pay Maxim a cash fee payable upon each closing of the Offering contemplated by this Agreement ("**Closing**") equal to eight percent (8.0%) of the gross proceeds received by the Company from Investors at each Closing (the "**Placement Fee**").

(b) The Company shall provide that, at the Closing, the Company shall grant to Maxim (or its designated affiliates or assignees) common stock share purchase warrants (the "**Warrants**") covering a number of common stock shares of Securities equal to eight percent (8.0%) of the total number of Securities being sold and/or issued in the Offering. The Warrants will be non-exercisable for six (6) months after the date of the Closing and will be exercisable and expire five (5) years after the Closing. The Warrants will be exercisable at a price equal to 110% of the offering price in connection with the Offering. The Warrants shall not be redeemable. The Company will register the shares of Common Stock underlying the Warrants and will file all necessary undertakings in connection therewith. The Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they be assigned, in whole or in part, to any successor, officer, manager or member of Maxim

(or to officers, managers or member of any such successor of member). The Warrants may be exercised as to all or a lesser number of shares of Securities, may provide for cashless exercise, and will provide for any anti-dilution or price protection.

(c) In addition to any fees payable to Maxim hereunder, the Company hereby agrees to reimburse Maxim for all reasonable travel and other out-of-pocket expenses incurred in connection with Maxim's engagement, including the reasonable fees and expenses of Maxim's counsel. Such reimbursement shall not exceed $50,000 (USD) without prior written approval by the Company, which includes a non-refundable initial cash expense retainer of $25,000 (USD) that will be payable upon execution of this Agreement. The non-refundable cash expense retainer shall be paid either by wire or by certified funds.

(d) The Company shall assist and cooperate with legal counsel to Maxim in effecting a filing with respect to the public offering contemplated by the Registration Statement to be filed in connection with the Offering (an "*Issuer Filing*") with the Financial Industry Regulatory Authority ("*FINRA*") Corporate Financing Department pursuant to FINRA Rule 2710(b)(10)(A)(i) and the Company shall pay the filing fee required by such Issuer Filing and the fees and expenses of counsel to Maxim in connection with the Issuer Filing and clearing such filing with FINRA. The Company shall assist legal counsel to Maxim in pursuing the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the Offering contemplated by the Registration Statement.

4. **Term of Engagement**.

(a) This Agreement will remain in effect until October 31, 2010, after which either party shall have the right to terminate it on thirty (30) days prior written notice to the other. The date of termination of this Agreement is referred to herein from time to time as the "Termination Date." The period of time during which this Agreement remains in effect is referred to herein from time to time as the "Term". If, within twelve months after the Termination Date, the Company completes any financing of equity, equity-linked or convertible securities or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors who were first introduced to the Company in connection with the financing contemplated hereby by Maxim or with whom Maxim communicate with during the Term, the Company will pay to Maxim upon the closing of such financing the compensation set forth in Sections 3(a), 3(b) and 3(c) as a "Source Fee".

(b) Notwithstanding anything herein to the contrary, subject to the limitation described in Section 4(a) above, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Section 6 and Sections 8-12, 14-16 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company's obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

5. **Certain Placement Procedures**. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "**Act**"). In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any Investor in the Offering shall be deemed also to be made to the Placement Agent for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

6. **Indemnification.** The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the "**Indemnification Provisions**"), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

7. **Other Activities**. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association; provided that Maxim and any of its member, manager, officer, employee, agent or representative shall not use the Information to the detriment of the Company. Maxim may, but shall not be required to, present opportunities to the Company.

8. **Governing Law; Jurisdiction; Waiver of Jury Trial**. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York. The Company and Maxim each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Maxim further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

9. **Securities Law Compliance**. The Company, at its own expense, will use its best efforts to obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions.

10. **Representations and Warranties**. The Company and Maxim each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party's certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound. Lastly, the Company agrees that any and all decisions, acts, actions, or omissions with respect to the Transaction shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

11. **Parties; Assignment; Independent Contractor**. This Agreement has been and is made solely for the benefit of Maxim and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Maxim has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Maxim and the Company or their respective Boards of Directors. Maxim shall not be considered to be the agent of the Company for any purpose whatsoever and Maxim is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner whatsoever.

12. **Validity**. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

13. **Counterparts**. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

14. **Notices**. All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Mr. Zhang Hui
Chief Executive Officer
Beijing Tsingda Century Investment Consultant of Education Co. Ltd.
7F, Capital Development Tower,
No. 2, Haidian North 1st Street,

Haidian District, Beijing, China 10008

To Maxim:

Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: James Siegel, Esq.
Telephone: (212) 895-3508
Facsimile: (212) 895-3888

Maxim Group LLC
405 Lexington Avenue
New York, NY 10174
Attention: Mr. Clifford Teller
Telephone: (212) 895-3773
Facsimile: (212) 895-3783

15. **Best Efforts Engagement for Capital Raising**. It is expressly understood and acknowledged that Maxim's engagement for the Offering does not constitute any commitment, express or implied, on the part of Maxim or of any of its affiliates to purchase or place the Company's securities or to provide any type of financing and that the Offering will be conducted by Maxim on a "best efforts" basis.

16. **Press Announcements**. The Company agrees that Maxim shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Maxim shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld, conditioned or delayed.

We are delighted at the prospect of working with you and look forward to a successful Offering. If you are in agreement with the foregoing, please execute and return two copies of this Agreement to the undersigned, along with either a wire or check of certified funds in the amount of $ $25,000 representing the non-refundable cash retainer detailed in Section 3(c) of the Agreement. This Agreementmay be executed in counterparts, electronic mail and by facsimile transmission.

Very truly yours,

MAXIM GROUP LLC

Name: Karl Brenza
Title: Managing Director, Investment Banking

Name: Clifford A. Teller
Title: Director of Investment Banking

Agreed to and accepted this 12st Day of March, 2010

BEIJING TSINGDA CENTURY INVESTMENT CONSULTANT of EDUCATION CO. LTD.

Name: Zhang Hui
Title: Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "Losses"), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent's acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the "Indemnified Parties"): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any

counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company's written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.